UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 15, 2006

New Horizons Worldwide, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-17840	22-2941704
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1900 S. State College Blvd., Suite 200, Anaheim, California		92806
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(714) 940-8000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 7.01 Regulation FD Disclosure.

On April 28, 2006, New Horizons Worldwide, Inc. (the "Company") completed the sale of substantially all of the assets of the company-owned training centers located in Memphis and Nashville, Tennessee and Atlanta, Georgia to buyers affiliated with existing New Horizon franchises for an aggregate purchase price of $1,025,000 in cash, plus the assumption by the buyers of certain liabilities. Concurrent with the sale of the assets, the Company’s franchising subsidiary, New Horizons Franchising Group, Inc., executed franchise agreements with the buyers, pursuant to which the buyers were granted the right to operate a New Horizons Computer Learning Center in each affected metropolitan area. The sale of the three training centers brings to five the number of training centers sold since January 1, 2006 in the Company’s effort to reduce the number of company-owned training centers and refocus its effort on the franchising segment of the business.
On May 3, 2006, the Company paid in full the principal amount of $260,000 plus interest on the term note due pursuant to the credit facility dated as of February 27, 2003, as amended (the "Credit Agreement"), with the lenders party thereto (the "Lenders") and Wells Fargo, National Association, as administrative agent for the Lenders. As required by the Credit Agreement, the Company funded the payment with proceeds of the sales of company-owned training centers.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

New Horizons Worldwide, Inc.

May 12, 2006	By:	/s/ Thomas J. Bresnan

Name: Thomas J. Bresnan
Title: President and Chief Executive Officer